Exhibit 99.1

     Atlantic Coast Federal Corporation Increases Quarterly Dividend
                        to $0.11 Per Common Share

    WAYCROSS, Ga.--(BUSINESS WIRE)--Sept. 29, 2006--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.11 per share. This new rate represents an increase of $0.01 from the preceding quarter and goes into effect with the next dividend that will be paid on October 30, 2006, to all stockholders of record as of October 13, 2006.

    Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 63% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.

    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "Throughout the first half of the year, the Company posted solid financial and operating results that we believe demonstrate the ongoing strength of our business and the favorable growth characteristics of our Atlantic Coast markets. With these trends in mind, our Board is pleased once again to increase the Company's cash return to stockholders - the sixth consecutive quarterly increase since we commenced dividend payments in early 2005. We are gratified to be able to provide a direct and tangible way for our stockholders to participate in our growth and consider this step a key means of enhancing stockholder value."

    Atlantic Coast Federal Corporation, with approximately $779 million in assets as of June 30, 2006, is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open one new branch office in St. Johns County, Florida, next month, and one additional location there in the coming year.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376